Exhibit 99.6

Sender: Derek Newell
To: Team at Jiff
Subject: Company update

Jiff Nation,
I’m excited to announce that we are coming together with Castlight Health to form a single company that will offer the most comprehensive health benefits platform in the industry today.
Over the past five years, we have all worked hard at Jiff to redefine the wellbeing industry with an exceptional, mobile-first user experience and the largest ecosystem of health partnerships available in the market. Castlight pioneered healthcare transparency, and they have now developed a complementary set of capabilities to Jiff, particularly around claims analysis, data-driven personalization, and timely outreach.
Together, our combined solution will improve every aspect of the employee health experience: from staying healthy, to managing a condition, to accessing care.
To leverage the best talent from both organizations, we’ve announced that Castlight’s CEO, Gio Colella M.D., will become the combined company’s Executive Chairman; its President, John Doyle, will be promoted to CEO; and I will become President of the combined company. As President, I will be responsible for sales, marketing, research and development (product and engineering), and professional services (customer).
As you know, one of the most important things to me is the culture of Jiff. One of the reasons we chose to merge with Castlight was the quality of their leadership team and the fact that John and I share similar values. We have agreed to work together, and with all of you, to create a company with a great culture.
The transaction is expected to close in the first half of 2017. During the interim period, we will jointly determine the answers to many bigger questions: our brand, product solutions, integrated market positioning, and organizational structure.
We’ll keep you up-to-date as soon as we have more information about the above. In the meantime, please:

•	Attend today’s all-hands

•	Read the press release on our website

•	Listen to the investor call, details of which can be in the press release
We’ve had an amazing journey together over the past several years and I’m incredibly excited for the next chapter. The combined resources, teams, and product and services capabilities will make us the leading company in this market. In my opinion, it is a once in a lifetime opportunity when the market, changing technology, and an amazing team can come together and give us the chance to transform an industry.
As we enter into becoming a single company, I know it will be hard sometimes; but I also know we have an incredible group of people here that will rise to the challenge and welcome the opportunity. Let’s take this next step to achieving Jiff’s mission together: transforming healthcare by building the most powerful ecosystem of partners, customers, and users.

Thank you for all you have done and all you do for Jiff every day. I look forward to working with all of you to make this next step in our journey as successful as the first one was.
As always, #OneJiff and now #OneJiffCastlight
Derek Newell
Jiff CEO
P.S. Because this transaction involves the issuance of Castlight securities, we must provide the following information:

                IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

                In connection with the proposed transaction between Castlight Health, Inc. (“Castlight”) and Jiff, Inc. (“Jiff”), Castlight intends to file a registration statement on Form S-4 with the Securities and Exchange Commission ("SEC").  This registration statement will contain a joint proxy statement/prospectus/information statement and relevant materials concerning the proposed transaction.  Additionally, Castlight intends to file with the SEC other relevant materials in connection with the proposed transaction. After the registration statement is declared effective by the SEC, Castlight and Jiff will deliver a definitive joint proxy statement/prospectus/information statement to their respective stockholders. STOCKHOLDERS OF CASTLIGHT AND JIFF ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov. Documents will also be available for free from Castlight at www.castlighthealth.com.

                This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed transaction shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

                Castlight and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Castlight’s stockholders with respect of the matters relating to the proposed transaction. Jiff and its officers and directors may also be deemed a participant in such solicitation. Information regarding any interest that Castlight, Jiff or any of the executive officers or directors of Castlight or Jiff may have in the proposed transaction with Jiff will be set forth in the joint proxy statement/prospectus/information statement that Castlight intends to file with the SEC in connection with its stockholder vote on matters relating to the proposed transaction. Information about the directors and executive officers of Castlight, including their respective interest in security holding of Castlight, is set forth in the proxy statement for Castlight’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2016. Stockholders may obtain additional information regarding the interest of such participants by reading the definitive joint proxy statement/prospectus/information statement regarding the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated above.